Exhibit 99.1

Scripps reports Q3 2025 financial results

Nov. 6, 2025

CINCINNATI – The E.W. Scripps Company (NASDAQ: SSP) delivered $526 million in revenue for the third quarter of 2025. Loss attributable to the shareholders of Scripps was $49 million or 55 cents per share.

Business notes:
•Local Media division core advertising revenue was up 2% in the third quarter, driven by the services category and overall growth in national advertising due to strong sales execution and Scripps’ sports strategy. During the fourth quarter, the company expects strong core revenue growth, buoyed by its new agreement with the National Hockey League’s Tampa Bay Lightning, continued growth across live sports markets and the comparison to last year’s political advertising displacement of core advertising.

•The Scripps Networks division continues to capitalize on the networks’ broad distribution on streaming platforms to grow connected TV revenue, up 41% in the quarter and helping to offset softness due to economic uncertainty. Networks revenue came in better than peers at about flat for Q3 and, combined with a 7% reduction in expenses, the division delivered a 27% margin.

•The WNBA season on ION wrapped successfully, with linear and connected TV revenue growing 92% over the 2024 season despite Caitlin Clark’s absence due to injury. Demand for the WNBA and other women’s sports on ION in this year’s upfront cycle was strong, with sports volume up 30% and commanding premium ad rates.

•Scripps recently announced the sale of two network-affiliated stations: WFTX in Fort Myers, Florida, to Sun Broadcasting, and WRTV in Indianapolis to Circle City Broadcasting, with total proceeds of $123 million. These transactions follow plans announced in July to swap stations across five markets in four states with Gray Media. This optimization of the Scripps portfolio supports the company’s strategy to improve the operating performance of its local stations and pay down debt.
•On Aug. 6, Scripps closed on the placement of $750 million in new senior secured second-lien notes at a rate of 9.875%. Proceeds were used to pay off the company’s 2027 senior notes; pay down $205 million of its 2028 term loan B-2; and pay off a portion of its revolving credit facilities. The company has since paid off the remaining balance on its revolving credit facilities.

•Net leverage at the end of the third quarter was 4.6x, down from 4.9x at the end of the first quarter and in line with the company’s projected year-end leverage.
•Scripps’ local television stations led an employee- and on-air campaign to raise money for the Scripps Howard Fund’s ninth annual “If You Give a Child a Book …” campaign, and proceeds will allow the Fund to invest a record-breaking $1.8 million during the 2025-2026 academic year to provide more than 300,000 books to children at low-income schools across the United States.

From Scripps President and CEO Adam Symson:

“We are pleased today to report a third consecutive quarter of meeting or exceeding Wall Street expectations on nearly every reporting line. In addition, we completed a significant refinancing and brought down our leverage ratio from the start of the year. Since early August, we have announced the sale of two stations at valuations well above the industry average, contributing to improving the health of our balance sheet and the durability of our Local Media portfolio and further de-levering.

“Expense discipline is an important part of our success story. In the third quarter alone, we reduced expenses by more than 4% in Local Media and 7.5% in Scripps Networks. Employee costs came down in both divisions. In Local Media, we held network compensation flat over last Q3, and in Networks, we’re seeing the ongoing effect of reductions in our Scripps News operations last fall. As a result of our initiatives, our Networks margins have exceeded our original guidance of 400-600 basis-point improvement for three straight quarters.

“All of these financial milestones should serve as clear evidence that our short-term performance improvement and near-term growth strategies we have been executing, many of them unique among local broadcast groups, are working: launching sports partnerships and programming for business growth; optimizing the performance of our portfolio at premium seller multiples; improving our networks margins; and embracing artificial intelligence and other technologies to create efficiencies across the enterprise. These strategies will help Scripps thrive, driving business growth by creating connection through our local news and network programming in our geographic and audience communities from coast to coast.”

Operating results
Third-quarter company revenue was $526 million, a decrease of 19% or $120 million from the prior-year quarter. Costs and expenses for segments, shared services and corporate were $449 million, down from $472 million in the year-ago quarter.

Loss attributable to the shareholders of Scripps was $49 million or 55 cents per share. The current-year quarter included a $7.6 million loss on extinguishment of debt, $6.5 million of financing transaction costs, a $1.4 million write-off of deferred financing costs and $2.7 million in restructuring costs. When taken together, these items increased the loss attributable to shareholders by 15 cents per share. In the prior-year quarter, income attributable to shareholders of Scripps was $33 million or 37 cents per share. The pre-tax costs for the prior-year quarter included a $12.7 million restructuring charge, decreasing the income attributable to shareholders by 11 cents per share.

Third-quarter 2025 results by segment compared to prior-period amounts:

Local Media
Revenue was $325 million, down 27% from the prior-year quarter.

•Core advertising revenue increased 1.8% to $132 million.
•Political revenue was $5.1 million, compared to $125 million in the prior-year quarter, an election year.
•Distribution revenue was $186 million in 2025 and 2024.

Segment expenses decreased 4.3% to $273 million.

Segment profit was $52.8 million, compared to $161 million in the year-ago quarter.

Scripps Networks
Revenue was $201 million, down 0.4% from the prior-year quarter. Segment expenses were $148 million, down 7.5% from the prior-year quarter.

Segment profit was $53.3 million, compared to $42.1 million in the year-ago quarter.

Financial condition
On Sept. 30, cash and cash equivalents totaled $54.7 million, and total debt was $2.7 billion.

At Sept. 30, long-term debt included $1.7 billion of senior notes outstanding, $676 million of term loans outstanding and $360 million under the accounts receivable securitization facility, which was the maximum availability allowed. Additionally, no borrowings were outstanding under revolving credit facilities. During the first nine months of 2025, $1.6 billion in proceeds were received from the issuance of new long-term debt. On April 10, 2025, the company issued a new $545 million tranche B-2 term loan that matures in June 2028 and a new $340 million tranche B-3 term loan that matures in November 2029. On Aug. 6, 2025, $750 million of senior secured second-lien notes were issued that mature in August 2030. During the first nine months of 2025, payments on long-term debt totaled $1.9 billion, which included $1.3 billion to pay down term loans that were due to mature in May 2026 and January 2028, $426 million to redeem outstanding principal amount of the senior unsecured notes due to mature in July 2027 and a $205 million pre-payment on the term loan due to mature in June 2028.

Scripps did not declare or provide payment for any of the 2025 quarterly preferred stock dividends. The 9% dividend rate on the preferred shares compounds quarterly. At Sept. 30, aggregated undeclared and unpaid cumulative dividends totaled $101 million. Under the terms of Berkshire Hathaway’s preferred equity investment in Scripps, the company is prohibited from paying dividends on or repurchasing common shares until all preferred shares are redeemed.

Year-to-date operating results
The following comparisons are to the period ending Sept. 30, 2024:

Revenue was $1.6 billion, a decrease of 11% or $191 million from the prior year. Political revenue was $11.9 million compared to $177 million in the prior year, an election year. Costs and expenses for segments, shared services and corporate were $1.4 billion in 2025 and 2024.

Loss attributable to the shareholders of Scripps was $120 million or $1.36 per share. The 2025 period included $44.5 million of financing transaction costs, a $31.4 million gain on our West Palm television station building sale, a $10.6 million loss on extinguishment of debt, $7.5 million in restructuring costs and a $7 million write-off of deferred financing costs. When taken together, these items increased the loss attributable to shareholders by 33 cents per share. In the prior year, income attributable to the shareholders of Scripps was $7.3 million or 8 cents per share. The 2024 period included an $18.1 million investment gain and an $18.7 million restructuring charge.

Looking ahead
Comparisons for our segments are to the same period in 2024.

Fourth-quarter 2025
Local Media revenue	Down about 30 percent range
Local Media expense	Flat to down low single-digit percent range
Scripps Networks revenue	Down in the low double-digit percent range
Scripps Networks expense	Down in the low double-digit percent range
Shared services and corporate	About $21 million

Full-year cash interest expense	$165-$175 million

Conference call
The company’s senior management team will hold a call to discuss third-quarter 2025 results at 9:30 a.m. Eastern time on Friday, Nov. 7.

The company’s protocol for joining its earnings calls is as follows:

•To access a live webcast of the call, participants will need to register by visiting http://ir.scripps.com/. The registration link can be found on that page under “upcoming events.”
•To dial in by phone, participants will first need to visit a website to receive the phone number. To receive a listen-only dial-in and PIN code, visit https://edge.media-server.com/mmc/p/z79y37no.
•Analysts who will be asking questions should visit this webpage to receive a different dial-in and PIN, which will identify them by name on the call: https://register-conf.media-server.com/register/BI33140bd516334e3789d9bfe39011adea.

A replay of the conference call will be archived and available online for an extended period of time. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Contact: Carolyn Micheli, The E.W. Scripps Company, (513) 977-3732, carolyn.micheli@scripps.com

Forward-looking statements
This document contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “believe,” “anticipate,” “intend,” “expect,” “estimate,” “could,” “should,” “outlook,” “guidance,” and similar references to future periods. Examples of forward-looking statements include, among others, statements the company makes regarding expected operating results and future financial condition. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on management’s current beliefs, expectations, and assumptions regarding the future of the industry and the economy, the company’s plans and strategies, anticipated events and trends, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties, and changes in circumstance that are difficult to predict and many of which are outside of the company’s control. The company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause the company’s actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: change in advertising demand, fragmentation of audiences, loss of affiliation agreements, loss of distribution revenue, increase in programming costs, changes in law and regulation, the company’s ability to identify and consummate strategic transactions, the controlled ownership structure of the company, and the company’s ability to manage its outstanding debt obligations. A detailed discussion of such risks and uncertainties is included in the company’s Form 10-K, on file with the SEC, in the section titled “Risk Factors.” Any forward-looking statement made in this document is based only on currently available information and speaks only as of the date on which it is made. The company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating connection. As one of the nation’s largest local TV broadcasters, Scripps serves communities with quality, objective local journalism and operates a portfolio of more than 60 stations in 40+ markets. Scripps reaches households across the U.S. with national news outlets Scripps News and Court TV and popular entertainment brands ION, ION Plus, ION Mystery, Bounce, Grit and Laff. Scripps is the nation’s largest holder of broadcast spectrum. Scripps Sports serves professional and college sports leagues, conferences and teams with local market depth and national broadcast reach of up to 100% of TV households. Founded in 1878, Scripps is the steward of the Scripps National Spelling Bee, and its longtime motto is: “Give light and the people will find their own way."

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2025	2024	2025	2024

Operating revenues	$525,854	$646,300	$1,590,327	$1,781,393
Segment, shared services and corporate expenses	(448,739)	(472,267)	(1,360,206)	(1,425,132)
Restructuring costs	(2,718)	(12,665)	(7,475)	(18,653)
Depreciation and amortization of intangible assets	(37,208)	(38,861)	(112,866)	(116,017)
Gains (losses), net on disposal of property and equipment	434	(727)	31,922	(717)
Operating expenses	(488,231)	(524,520)	(1,448,625)	(1,560,519)
Operating income	37,623	121,780	141,702	220,874
Interest expense	(59,219)	(54,442)	(161,622)	(161,482)
Loss on extinguishment of debt	(7,622)	—	(10,594)	—
Other financing transaction costs	(6,466)	—	(44,537)	—
Defined benefit pension plan income (expense)	(338)	152	(1,013)	506
Miscellaneous, net	(1,165)	447	(2,692)	16,849
Income (loss) from operations before income taxes	(37,187)	67,937	(78,756)	76,747
Benefit (provision) for income taxes	4,228	(20,161)	6,380	(25,916)
Net income (loss)	(32,959)	47,776	(72,376)	50,831
Preferred stock dividends	(16,062)	(14,743)	(47,172)	(43,552)
Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$(49,021)	$33,033	$(119,548)	$7,279

Net income (loss) per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company	$(0.55)	$0.37	$(1.36)	$0.08

Weighted average diluted shares outstanding	88,461	86,067	87,773	85,546
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our operating segments based upon our management and internal reporting structure, as well as the basis that our chief operating decision maker makes resource-allocation decisions.
Our Local Media segment includes more than 60 local television stations and their related digital operations. It is comprised of 18 ABC affiliates, 11 NBC affiliates, nine CBS affiliates and four FOX affiliates. We also have 11 independent stations and 10 additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunications companies, satellite carriers and over-the-top virtual MVPDs.

Our Scripps Networks segment includes national news outlets Scripps News and Court TV as well as popular entertainment brands ION, Bounce, Grit, ION Mystery, ION Plus and Laff. The Scripps Networks reach nearly every U.S. television home through free over-the-air broadcast, cable/satellite, connected TV and/or digital distribution. These operations earn revenue primarily through the sale of advertising.

Our segment results reflect the impact of intercompany carriage agreements between our local broadcast television stations and our national networks. The intercompany carriage fee revenue earned by our local broadcast television stations is equal to the carriage fee expense incurred by our national networks. We also allocate a portion of certain corporate costs and expenses, including accounting, human resources, employee benefit and information technology to our segments. These intercompany agreements and allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.
The other segment caption aggregates our operating segments that are too small to report separately. Costs for centrally provided services and certain corporate costs that are not allocated to the segments are included in shared services and corporate costs. These unallocated corporate costs would also include the costs associated with being a public company. Corporate assets are primarily cash and cash equivalents, property and equipment primarily used for corporate purposes and deferred income taxes.

Our chief operating decision maker evaluates operating performance and makes decisions about the allocation of resources to our segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan amounts, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our operating performance is as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2025	2024	Change	2025	2024	Change

Segment operating revenues:
Local Media	$325,456	$445,553	(27.0)%	$985,611	$1,163,315	(15.3)%
Scripps Networks	200,956	201,672	(0.4)%	604,728	619,670	(2.4)%
Other	4,262	3,843	10.9%	14,185	12,702	11.7%
Intersegment eliminations	(4,820)	(4,768)	1.1%	(14,197)	(14,294)	(0.7)%
Total operating revenues	$525,854	$646,300	(18.6)%	$1,590,327	$1,781,393	(10.7)%

Segment profit (loss):
Local Media	$52,801	$160,685	(67.1)%	$143,541	$314,371	(54.3)%
Scripps Networks	53,299	42,061	26.7%	173,340	129,462	33.9%
Other	(7,598)	(7,744)	(1.9)%	(20,982)	(23,377)	(10.2)%
Shared services and corporate	(21,387)	(20,969)	2.0%	(65,778)	(64,195)	2.5%
Restructuring costs	(2,718)	(12,665)		(7,475)	(18,653)
Depreciation and amortization of intangible assets	(37,208)	(38,861)		(112,866)	(116,017)
Gains (losses), net on disposal of property and equipment	434	(727)		31,922	(717)
Interest expense	(59,219)	(54,442)		(161,622)	(161,482)
Loss on extinguishment of debt	(7,622)	—		(10,594)	—
Other financing transaction costs	(6,466)	—		(44,537)	—
Defined benefit pension plan income (expense)	(338)	152		(1,013)	506
Miscellaneous, net	(1,165)	447		(2,692)	16,849
Income (loss) from operations before income taxes	$(37,187)	$67,937		$(78,756)	$76,747

Operating results for our Local Media segment were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2025	2024	Change	2025	2024	Change

Segment operating revenues:
Core advertising	$131,548	$129,256	1.8%	$400,223	$404,805	(1.1)%
Political	5,141	125,213	(95.9)%	11,028	168,530	(93.5)%
Distribution	185,768	186,480	(0.4)%	565,572	578,170	(2.2)%
Other	2,999	4,604	(34.9)%	8,788	11,810	(25.6)%
Total operating revenues	325,456	445,553	(27.0)%	985,611	1,163,315	(15.3)%
Segment costs and expenses:
Employee compensation and benefits	105,115	111,767	(6.0)%	314,599	324,062	(2.9)%
Programming	124,659	124,747	(0.1)%	393,509	378,603	3.9%
Other expenses	42,881	48,354	(11.3)%	133,962	146,279	(8.4)%
Total costs and expenses	272,655	284,868	(4.3)%	842,070	848,944	(0.8)%
Segment profit	$52,801	$160,685	(67.1)%	$143,541	$314,371	(54.3)%

Operating results for our Scripps Networks segment were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2025	2024	Change	2025	2024	Change

Total operating revenues	$200,956	$201,672	(0.4)%	$604,728	$619,670	(2.4)%
Segment costs and expenses:
Employee compensation and benefits	22,120	31,364	(29.5)%	64,949	91,126	(28.7)%
Programming	86,858	87,693	(1.0)%	252,105	275,329	(8.4)%
Other expenses	38,679	40,554	(4.6)%	114,334	123,753	(7.6)%
Total costs and expenses	147,657	159,611	(7.5)%	431,388	490,208	(12.0)%
Segment profit	$53,299	$42,061	26.7%	$173,340	$129,462	33.9%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of September 30, 2025	As of December 31, 2024

ASSETS
Current assets:
Cash and cash equivalents	$54,665	$23,852
Other current assets	613,189	606,163
Assets held for sale	36,938	—
Total current assets	704,792	630,015
Investments	15,306	8,884
Property and equipment	416,569	453,900
Operating lease right-of-use assets	100,957	90,136
Goodwill	1,953,482	1,968,574
Other intangible assets	1,558,237	1,635,488
Programming	311,050	402,459
Miscellaneous	29,195	9,119
TOTAL ASSETS	$5,089,588	$5,198,575

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$66,349	$100,669
Unearned revenue	22,050	18,159
Current portion of long-term debt	8,854	15,612
Accrued expenses and other current liabilities	340,166	347,954
Total current liabilities	437,419	482,394
Long-term debt (less current portion)	2,636,738	2,560,560
Other liabilities (less current portion)	754,983	837,607
Total equity	1,260,448	1,318,014
TOTAL LIABILITIES AND EQUITY	$5,089,588	$5,198,575

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with non-forfeitable rights to receive dividends or dividend equivalents, such as certain of our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and, therefore, exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024

Numerator (for basic and diluted earnings per share)
Net income (loss)	$(32,959)	$47,776	$(72,376)	$50,831
Less income allocated to RSUs	—	(1,223)	—	(280)
Less preferred stock dividends	(16,062)	(14,743)	(47,172)	(43,552)
Numerator for basic and diluted earnings per share	$(49,021)	$31,810	$(119,548)	$6,999
Denominator
Basic weighted-average shares outstanding	88,461	86,067	87,773	85,546
Effect of dilutive securities	—	—	—	—
Diluted weighted-average shares outstanding	88,461	86,067	87,773	85,546

4. NON-GAAP INFORMATION

In addition to results prepared in accordance with GAAP, this earnings release discusses adjusted EBITDA, a non-GAAP performance measure that management and the company’s Board of Directors uses to evaluate the performance of the business. We also believe that the non-GAAP measure provides useful information to investors by allowing them to view our business through the eyes of management and is a measure that is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Adjusted EBITDA is calculated as income (loss) from continuing operations, net of tax, plus income tax expense
(benefit), interest expense, financing transaction costs, losses (gains) on extinguishment of debt, defined benefit pension plan expense (income), share-based compensation costs, depreciation, amortization of intangible assets, impairment of goodwill, loss (gain) on business and asset disposals, acquisition and integration costs, restructuring charges and certain other miscellaneous items. We consider adjusted EBITDA to be an indicator of our operating performance.

A reconciliation of the adjusted EBITDA measure to the comparable financial measure in accordance with GAAP is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024

Net income (loss)	$(32,959)	$47,776	$(72,376)	$50,831
Provision (benefit) for income taxes	(4,228)	20,161	(6,380)	25,916
Interest expense	59,219	54,442	161,622	161,482
Loss on extinguishment of debt	7,622	—	10,594	—
Other financing transaction costs	6,466	—	44,537	—
Defined benefit pension plan expense (income)	338	(152)	1,013	(506)
Share-based compensation costs	3,314	2,813	14,771	12,389
Depreciation	14,680	15,811	44,227	46,081
Amortization of intangible assets	22,528	23,050	68,639	69,936
Losses (gains), net on disposal of property and equipment	(434)	727	(31,922)	717
Restructuring costs	2,718	12,665	7,475	18,653
Miscellaneous, net	1,165	(447)	2,692	(16,849)
Adjusted EBITDA	$80,429	$176,846	$244,892	$368,650

5. SUPPLEMENTAL CASH FLOW INFORMATION

The following table presents additional information on certain sources and uses of cash:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024

Capital expenditures	$(15,068)	$(13,451)	$(29,564)	$(54,497)
Interest paid	(63,345)	(67,965)	(145,251)	(169,123)
Income taxes refunded (paid)	359	(16,732)	(12,370)	(51,302)
Mandatory contributions to defined retirement plans	(490)	(281)	(1,046)	(868)